As filed with the Securities and Exchange Commission on April 1, 2021

Registration No. 333-254517

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 1

To

Form F-10

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

PERPETUA RESOURCES CORP.

(Exact name of Registrant as specified in its charter)

British Columbia, Canada	1040	26-4675940
(Province or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number, if any)

405 S. 8th Street, Ste 201

Boise, Idaho 83702

(208) 901-3060
(Address and telephone number of Registrant’s principal executive offices)

Perpetua Resources Idaho, Inc.

13181 Highway 55, PO Box 429
Donnelly, Idaho 83615
(208) 901-3060
(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:

Daniel M. Miller Dorsey & Whitney LLP Suite 1070 - 1095 West Pender Street Vancouver, British Columbia V6E 2M6 Canada (604) 630-5199	Laurel Sayer President & Chief Executive Officer Perpetua Resources Corp. 405 S. 8th Street, Ste 201 Boise, Idaho 83702 (208) 901-3060	Lucy Schilling Miller Thomson LLP Pacific Centre 725 Granville Street #400 Vancouver, British Columbia V7Y 1G5 Canada (604) 687-2242

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this registration statement.

Province of British Columbia, Canada

(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box below):

A.	☐ upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
B.	☒ at some future date (check appropriate box below)
1.	☐ pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than seven calendar days after filing).
2.	☐ pursuant to Rule 467(b) on ( ) at ( ) (designate a time seven calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).
3.	☒ pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
4.	☐ after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. ☒

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registration statement shall become effective as provided in Rule 467 under the Securities Act of 1933 or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

I-1

This short form prospectus has been filed under legislation in each of the provinces of Canada, except the province of Québec, that permits certain information about these securities to be determined after this prospectus has become final and that permits the omission from this prospectus of that information. The legislation requires the delivery to purchasers of a prospectus supplement containing the omitted information within a specified period of time after agreeing to purchase any of these securities, except in cases where an exemption from such delivery requirements is available.

This short form prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities. See "Plan of Distribution". No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise.

Information has been incorporated by reference in this short form prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of Perpetua Resources Corp., at Suite 201, 405 S 8th Street, Boise, Idaho, USA, 83702, telephone (208) 901-3060 9497 and are also available electronically at www.sedar.com.

SHORT FORM BASE SHELF PROSPECTUS

New Issue	April 1, 2021

PERPETUA RESOURCES CORP.
Suite 201, 405 S 8th Street
Boise, Idaho, USA 83702

US$100,000,000

COMMON SHARES

WARRANTS

SUBSCRIPTION RECEIPTS

UNITS

Perpetua Resources Corp. ("Perpetua Resources" or the "Company") (formerly Midas Gold Corp.) may offer and issue from time to time, the securities listed above or any combination thereof with the aggregate initial offering price not to exceed US$100,000,000 during the 25 month period that this short form base shelf prospectus (this "Prospectus"), including any amendments thereto, remains effective. The Company's securities may be offered separately or together, in amounts, at prices and on terms to be determined based on market conditions at the time of sale and set forth in an accompanying shelf prospectus supplement ("Prospectus Supplement").

This offering is made by a Canadian issuer that is permitted under a multijurisdictional disclosure system adopted by the United States and Canada ("MJDS") to prepare this Prospectus in accordance with Canadian disclosure requirements. Prospective investors in the United States should be aware that such requirements are different from those of the United States. Financial statements included or incorporated by reference herein have been prepared in accordance with International Financial Reporting Standards ("IFRS"), as issued by the International Accounting Standards Board ("IASB"), and may not be comparable to financial statements of United States companies. Such financial statements are subject to the standards of the Public Company Accounting Oversight Board (United States) and the United States Securities and Exchange Commission ("SEC") independence standards.

ii

Prospective investors should be aware that the acquisition and disposition of the securities described herein may have tax consequences both in the United States and in Canada. Such consequences for investors who are resident in, or citizens of, the United States are not described fully herein. Prospective Investors should read the tax discussion contained in any applicable Prospectus Supplement with respect to a particular offering of the securities. See "Certain Income Tax Considerations" in this Prospectus.

The enforcement of civil liabilities under the United States federal securities laws may be affected adversely by the fact that the Company is existing under the laws of British Columbia, Canada, that some or all of the experts named in this Prospectus are residents of Canada, and some or all of the assets of said persons are located outside the United States. See "Enforcement of Civil Liabilities" in this Prospectus.

NEITHER THE SEC, NOR ANY STATE SECURITIES REGULATOR, HAS APPROVED OR DISAPPROVED THE SECURITIES OFFERED HEREBY OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

The specific terms of the securities offered in a particular offering will be set out in the applicable Prospectus Supplement and may include, where applicable (i) in the case of common shares, the number of common shares offered, the offering price and any other specific terms; (ii) in the case of warrants, the designation, number and terms of the securities issuable upon exercise of the warrants, any procedures that will result in the adjustment of these numbers, the exercise price, dates and periods of exercise, the currency in which the warrants are issued and any other specific terms; (iii) in the case of subscription receipts, the designation, number and terms of the securities issuable upon satisfaction of certain release conditions, any procedures that will result in the adjustment of these numbers, any additional payments to be made to holders of subscription receipts upon satisfaction of the release conditions, the terms of the release conditions, the terms governing the escrow of all or a portion of the gross proceeds from the sale of the subscription receipts, terms for the refund of all or a portion of the purchase price for the subscription receipts in the event that the release conditions are not met or any other specific terms; and (iv) in the case of units, the designation, number and terms of the common shares, warrants or subscription receipts comprising the units. A Prospectus Supplement may include specific variable terms pertaining to the above-described securities that are not within the alternatives or parameters set forth in this Prospectus.

This Prospectus may qualify an "at-the-market" distribution as defined under National Instrument 44-102 – Shelf Distributions.

All shelf information permitted under applicable securities laws to be omitted from this Prospectus will be contained in one or more Prospectus Supplements that will be delivered to purchasers together with this Prospectus to the extent required by applicable securities laws. Each Prospectus Supplement will be incorporated by reference into this Prospectus for the purposes of securities legislation as of the date of the Prospectus Supplement and only for the purposes of the distribution of the securities to which the Prospectus Supplement pertains.

An investment in our securities involves a high degree of risk. You should carefully read the "Risk Factors" section detailed in this Prospectus.

This Prospectus constitutes a public offering of the securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities. Perpetua Resources may offer and sell securities to, or through, underwriters or dealers and also may offer and sell certain securities directly to other purchasers or through agents pursuant to exemptions from registration or qualification under applicable securities laws. The Prospectus Supplement relating to each issue of securities offered thereby will set forth the names of any underwriters, dealers, or agents involved in the offering and sale of such securities and will set forth the terms of the offering of such securities, the method of distribution of such securities, including, to the extent applicable, the proceeds to the Company and any fees, discounts or any other compensation payable to underwriters, dealers or agents, and any other material terms of the plan of distribution. No underwriter has been involved in the preparation of, or has performed a review of, the contents of this Prospectus.

iii

Securities may be sold from time to time in one or more transactions at a fixed price or prices or at non-fixed prices. If offered on a non-fixed price basis, securities may be offered at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices to be negotiated with purchasers at the time of sale, which prices may vary as between purchasers and during the period of distribution of the securities.

In connection with any offering of securities (unless otherwise specified in a Prospectus Supplement), other than an "at-the-market distribution", the underwriters may over-allot or effect transactions which stabilize or maintain the market price of the securities offered at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time. See "Plan of Distribution".

The Company's common shares are listed on both the Toronto Stock Exchange (the "TSX") and the Nasdaq Stock Market ("Nasdaq") under the symbol "PPTA". Unless otherwise specified in a Prospectus Supplement, there is no market through which the Company's warrants or subscription receipts may be sold and you may not be able to resell any of such securities, purchased under this Prospectus or any Prospectus Supplement. This may affect the pricing of such securities on the secondary market, the transparency and availability of trading prices, the liquidity of the securities, and the extent of issuer regulation. See "Risk Factors".

ABOUT THIS PROSPECTUS

You should rely only on the information contained in or incorporated by reference into this Prospectus. Perpetua Resources has not authorized anyone to provide you with different information. Perpetua Resources is not making an offer of these securities in any jurisdiction where the offer is not permitted. You should bear in mind that although the information contained in this Prospectus and any Prospectus Supplement is accurate as of any date on the front of such documents, such information may also be amended, supplemented or updated by the subsequent filing of additional documents deemed by law to be or otherwise incorporated by reference into this Prospectus and by any subsequently filed prospectus amendments.

This Prospectus provides a general description of the securities that the Company may offer. Each time the Company sells securities under this Prospectus, it will provide you with a Prospectus Supplement that will contain specific information about the terms of that offering. The Prospectus Supplement may also add, update or change information contained in this Prospectus. Before investing in any securities, you should read both this Prospectus and any applicable Prospectus Supplement together with additional information described below under "Documents Incorporated by Reference" and "Available Information".

Unless stated otherwise or the context otherwise requires, all references to dollar amounts in this Prospectus and any Prospectus Supplement are references to Canadian dollars. References to "$" or "Cdn$" are to Canadian dollars and references to "US$" are to U.S. dollars. See "Currency Presentation and Exchange Rate Information". The Company's financial statements that are incorporated by reference into this Prospectus and any Prospectus Supplement have been prepared in accordance with IFRS, as issued by the IASB.

Unless the context otherwise requires, references in this Prospectus and any Prospectus Supplement to "Perpetua Resources", the "Company", "we", "us" or "our" includes Perpetua Resources Corp. and each of its material subsidiaries.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus and the documents incorporated by reference into this Prospectus contain "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995 and "forward-looking information" within the meaning of applicable Canadian securities laws (together, "forward-looking statements") concerning the Company's projects, capital, anticipated financial performance, business prospects and strategies and other general matters. All statements, other than statements of historical fact, that address activities, events or developments that the Company believes, expects or anticipates will, may, could or might occur in the future are forward-looking information. The words "expect", "anticipate", "estimate", "may", "could", "might", "will", "would", "should", "intend", "believe", "target", "budget", "plan", "strategy", "goals", "objectives", "projection" or the negative of any of these words and similar expressions are intended to identify forward-looking information, although these words may not be present in all forward-looking information.

•	Forward-looking information includes, but is not limited to, statements regarding analyses and other information based on expectations of future performance and planned work programs;
•	possible events, conditions or financial performance that is based on assumptions about future economic conditions and courses of action;
•	timing, costs and potential success of future activities on the Company's properties, including but not limited to development and operating costs in the event that a production decision is made;
•	potential results of exploration, development and environmental protection and remediation activities;
•	future outlook and goals;

•	permitting timelines and requirements, regulatory and legal changes, requirements for additional capital, requirements for additional water rights and the potential effect of proposed notices of environmental conditions relating to mineral claims;
•	the Company's ability to successfully withstand the impact of the COVID-19 pandemic; and
•	planned expenditures and budgets and the execution thereof.

Statements concerning mineral resource and mineral reserve estimates may also be deemed to constitute forward-looking information to the extent that such statements involve estimates of the mineralization that may be encountered if a property is developed. Any forward-looking information contained herein is stated as of the date of this document and Perpetua Resources does not intend, and does not assume any obligation, to update such forward-looking information to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events unless required to do so by law or regulation.

By their very nature, forward-looking information involves known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking information including, but not limited to the following risks and uncertainties:

•	metals prices have fluctuated widely in the past and are expected to continue to do so in the future, which may adversely affect the amount of revenues derived from the future production of mineral reserves;
•	global financial markets can have a profound impact on the global economy in general and on the mining industry in particular;
•	mineral exploration and development in the United States is subject to numerous regulatory requirements on land use;
•	resource exploration and development is a high risk, speculative business;
•	mineral exploration and development is subject to numerous industry operating hazards and risks, many of which are beyond the Company's control and any one of which may have an adverse effect on its financial condition and operations;
•	mineral exploration and development activities are subject to geologic uncertainty and inherent variability;
•	the quantification of mineral resources and mineral reserves is based on estimates and is subject to great uncertainty;
•	increased operating and capital costs may adversely affect the viability of existing and proposed mining projects;
•	the Company will need to raise additional capital though the sale of its securities or other interests, resulting in dilution to the existing shareholders and, if such funding is not available, the Company's operations would be adversely affected;
•	future sales of the Company's common shares into the public market by holders of the Company options and warrants may lower the market price, which may result in losses to the Company's shareholders;
•	the Company is subject to numerous government regulations which could cause delays in carrying out its operations, and increase costs related to its business;
•	the Company is currently undertaking an extensive permitting process for the redevelopment and restoration of Stibnite Gold Project and the timeframes for such processes are not fixed and can take significantly longer than expected;
•	the Company's current and future permits to conduct activities at the Stibnite Gold Project could be challenged during regulatory processes or in the courts by third parties and such challenges may delay or prevent the Company from meeting its objectives;
•	the Company may face opposition from environmental non-governmental organizations ("NGOs"), Indian tribes or other stakeholders that may delay or interfere with the regulatory process for the development of the Project;
•	the Company has not received the necessary permits for water or explosives to conduct mining operations;
•	the Company's activities are subject to environmental liability;

•	the Company faces substantial competition within the mining industry from other mineral companies with much greater financial and technical resources and the Company may not be able to effectively compete;
•	the Company's future exploration efforts may be unsuccessful;
•	the Company's mineral resource and mineral reserve estimates may not be indicative of the actual gold that can be mined;
•	the Company has a limited history as an exploration company and does not have any experience in putting a mining project into production;
•	the Company expects to continue to incur losses and may never achieve profitability, which in turn may harm the future operating performance and may cause the market price of the Company's common shares to decline;
•	the Company's title to its mineral properties and its validity may be disputed in the future by others claiming title to all or part of such properties;
•	the Company's ability to explore and, if warranted, develop its mineral claims may be impacted by litigation or consent decrees entered into by previous owners of mineral rights that now comprise the Project, related to disturbance related to past mining and exploration activities;
•	the Company depends on key personnel for critical management decisions and industry contacts but does not maintain key person insurance;
•	the Company does not have a full staff of technical people and relies upon outside consultants to provide critical services;
•	certain the Company directors also serve as officers and/or directors of other mineral resource companies, which may give rise to conflicts;
•	the Company has no history of paying dividends, does not expect to pay dividends in the immediate future and may never pay dividends;
•	the Company's business involves risks for which the Company may not be adequately insured, if it is insured at all;
•	a shortage of supplies and equipment could adversely affect the Company's ability to operate its business;
•	risks related to the impact of COVID-19 and the volatility thereof; and
•	a cyber-security incident could adversely affect the Company's ability to operate its business

Forward-looking statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and certain assumptions that management believes are reasonable at the time they are made. In making the forward-looking statements in this Prospectus and the documents incorporated by reference, the Company has applied several material assumptions, including, but not limited to: certain assumptions as to production rates, operating cost, recovery and metal costs; that any additional financing needed will be available on reasonable terms; the exchange rates for the U.S. and Canadian currencies will be consistent with the Company's expectations; that the current exploration, development, environmental and other objectives concerning the Company's Stibnite Gold Project (the "Project" or "Stibnite Gold Project") can be achieved and that the Company's other corporate activities will proceed as expected; that the current price and demand for gold and other metals will be sustained or will improve; that general business and economic conditions will not change in a materially adverse manner and that all necessary governmental approvals for the planned exploration, development and environmental protection activities on the Project will be obtained in a timely manner and on acceptable terms.

Financial outlook information about potential future cash flows contained in this Prospectus or in a document incorporated by reference is based on assumptions about future events, including economic conditions and proposed courses of action, based on management's assessment of the relevant information currently available. Readers are cautioned that any such financial outlook information should not be used for purposes other than for which it is disclosed.

Forward-looking statements are statements about the future and are inherently uncertain, and actual achievements of the Company or other future events or conditions may differ materially from those reflected in the forward-looking statements due to a variety of risks, uncertainties and other factors, including, without limitation, those referred to in this Prospectus under the heading "Risk Factors" and in the AIF (as defined herein) and the Company's Annual MD&A (as defined herein), each under the heading "Risks and Uncertainties". In addition, although the Company has attempted to identify important factors that could cause actual achievements, events or conditions to differ materially from those identified in the forward-looking statements, there may be other factors that cause achievements, events or conditions not to be as anticipated, estimated or intended. Many of the foregoing factors are beyond the Company's ability to control or predict.

These forward-looking statements are based on the beliefs, expectations and opinions of management on the date the statements are made, and such beliefs, expectations and opinions are subject to change after such date. The Company does not assume any obligation to update forward-looking statements, except as required by applicable securities laws, if circumstances or management's beliefs, expectations or opinions should change. For the reasons set forth above, investors should not place undue reliance on forward-looking statements.

CAUTIONARY NOTE TO UNITED STATES INVESTORS CONCERNING MINERAL RESERVE AND RESOURCE ESTIMATES

Disclosure of Mineral Resources

Disclosure about our exploration properties in this Prospectus uses the terms "Mineral Resources", "Measured Mineral Resources", "Indicated Mineral Resources" and "Inferred Mineral Resources", which are Canadian geological and mining terms as defined in accordance with National Instrument 43-101- Standards of Disclosure for Mineral Projects ("NI 43-101") of the Canadian Securities Administrators, set out in the Canadian Institute of Mining (CIM) Standards.

Cautionary Note to U.S. Investors concerning estimates of Measured Mineral Resources and Indicated Mineral Resources

This Prospectus has been prepared in accordance with the requirements of the securities laws in effect in Canada as of the date of this Prospectus, which differ in certain material respects from the disclosure requirements of United States securities laws. The terms "mineral reserve", "proven mineral reserve" and "probable mineral reserve" are Canadian mining terms as defined in accordance with NI 43-101 and the Canadian Institute of Mining, Metallurgy and Petroleum (the "CIM") - CIM Definition Standards on Mineral Resources and Mineral Reserves, adopted by the CIM Council, as amended. NI 43-101 is a rule developed by the Canadian Securities Administrators that establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. The definitions of these terms differ from the definitions of such terms for purposes of the disclosure requirements of the SEC

Accordingly, information contained and incorporated by reference into this Prospectus that describes the Company's mineral deposits or mineral resources may not be comparable to similar information made public by issuers subject to the SEC's reporting and disclosure requirements applicable to domestic United States issuers.

CURRENCY PRESENTATION AND EXCHANGE RATE INFORMATION

The financial statements incorporated by reference in this Prospectus and any selected consolidated financial data derived therefrom included herein are presented in United States dollars. In this Prospectus, references to "Cdn$" or "$" are to Canadian dollars and references to "US$" are to United States dollars. On March 31, 2021, the daily rate as reported by the Bank of Canada was US$1.00 equals Cdn$1.2575 or Cdn$1.00 equals US$0.7952.

The following table sets out, for each period indicated, the high and low exchange rates for one Canadian dollar expressed in United States dollars, the average of such exchange rates during such period, and the exchange rate at the end of such period based on the daily rate as reported by the Bank of Canada:

Year Ended December 31
	2020	2019
Highest rate during period	US$0.7863	US$0.7699
Lowest rate during period	US$0.6898	US$0.7353
Average rate during period	US$0.7461	US$0.7537
Rate at the end of period	US$0.7854	US$0.7699

The exchange rate information is derived from information provided by the Bank of Canada. The Canadian dollar/U.S. dollar exchange rate has varied significantly over the last several years and investors are cautioned not to assume that the exchange rates presented here are necessarily indicative of future exchange rates.

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this Prospectus from documents filed with securities commissions or similar authorities in each of the provinces of Canada, except Québec (the "Commissions"). Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of the Company at Suite 201, 405 S 8th Street, Boise, Idaho, USA, 83702, Telephone (208) 901-3060 and are also available electronically on SEDAR which can be accessed electronically at www.sedar.com.

The following documents of the Company, which have been filed with the Commissions, are specifically incorporated by reference into, and form an integral part of, this Prospectus:

a.	the annual information form of the Company dated March 15, 2021 for the year ended December 31, 2020 (the "AIF") and filed on SEDAR on March 15, 2021;

b.	the audited consolidated financial statements of the Company for the years ended December 31, 2020 and 2019, the notes thereto and report of independent registered public accounting firm thereon and related management's discussion and analysis (the "Annual MD&A"), filed on SEDAR on March 15, 2021;

c.	the management information circular of the Company dated March 1, 2021 prepared in connection with the Company's annual general meeting of shareholders to be held on April 16, 2021 (the "Information Circular"), filed on SEDAR on March 9, 2021;

d.	the material change report dated January 19, 2021 in respect of (i) the formal engagement of advisers to explore a U.S. redomicile; (ii) a 10-for-1 share consolidation in connection with a planned U.S. listing on Nasdaq; and (iii) the entry into a voluntary agreement under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA") in the form of an Administrative Settlement Agreement and Order on Consent ("ASAOC"), filed on SEDAR on January 19, 2021; and

e.	the material change report dated February 19, 2021 in respect of receipt of approval for the Company's common shares to be listed on Nasdaq, the change of the Company's name to "Perpetua Resources Corp." and the agreement with the Nez Perce Tribe to stay the Tribe's Clean Water Act lawsuit, filed on SEDAR on February 19, 2021.

Any annual information form, material change reports (excluding confidential material change reports), any interim and annual consolidated financial statements and related management discussion and analysis, information circulars (excluding those portions that, pursuant to National Instrument 44-101 of the Canadian Securities Administrators, are not required to be incorporated by reference herein), any business acquisition reports, any news releases or public communications containing financial information about the Company for a financial period more recent than the periods for which financial statements are incorporated herein by reference, and any other disclosure documents required to be filed pursuant to an undertaking to a provincial or territorial securities regulatory authority that are filed by the Company with various securities commissions or similar authorities in Canada after the date of this Prospectus and prior to the termination of this offering under any Prospectus Supplement, shall be deemed to be incorporated by reference in this Prospectus.

In addition, to the extent that any document or information incorporated by reference into this Prospectus is included in any report filed with or furnished to the SEC pursuant to the U.S. Exchange Act, after the date of this Prospectus, such document or information shall be deemed to be incorporated by reference as an exhibit to the registration statement of which this Prospectus forms a part (in the case of documents or information deemed furnished on Form 6-K or Form 8-K, only to the extent specifically stated therein).

Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not constitute a part of this Prospectus, except as so modified or superseded.

A Prospectus Supplement containing the specific terms of an offering of securities, updated disclosure of earnings coverage ratios, if applicable, and other information relating to the securities, will be delivered to prospective purchasers of such securities together with this Prospectus and the applicable Prospectus Supplement and will be deemed to be incorporated into this Prospectus as of the date of such Prospectus Supplement only for the purpose of the offering of the securities covered by that Prospectus Supplement.

Upon a new annual information form and the related annual financial statements being filed by the Company with, and, where required, accepted by, the applicable securities commissions or similar regulatory authorities during the currency of this Prospectus, the previous annual information form, the previous annual financial statements and all quarterly financial statements, material change reports and information circulars filed prior to the commencement of the Company's financial year in which the new annual information form is filed shall be deemed no longer to be incorporated into this Prospectus for purposes of further offers and sales of securities hereunder.

SUMMARY DESCRIPTION OF BUSINESS

As used in this Prospectus, the terms "we", "us", "our", "Perpetua Resources" and "the Company" refer to Perpetua Resources Corp. and its subsidiaries unless the context otherwise requires.

General

The Company is an exploration and development-stage company engaged in acquiring mining properties with the intention of exploring, evaluating and placing them into production, if warranted. Currently, its principal business is the exploration and, if warranted, redevelopment, restoration and operation of the Stibnite Gold Project in Idaho, USA.

Mineral exploration, development and construction are expected to constitute the principal business of the Company for the coming years. In the course of realizing its objectives, it is expected the Company may enter into various agreements specific to the mining industry, such as purchase or option agreements to purchase mining claims and joint venture agreements.

The Company's principal mineral project is the Stibnite Gold Project, which contains several mineral deposits. The Company's current focus is to explore, evaluate and potentially redevelop three of the deposits known as the Hangar Flats Deposit, West End Deposit and Yellow Pine Deposit, all of which are located within the Stibnite Gold Project, as well as reprocess certain historical tailings located on the Project. These development activities would be undertaken in conjunction with a major restoration program designed to address impacts related to historical activities in the Project area. Such restoration activities are an integral component of the Company's Plan of Restoration and Operations.

The documents incorporated by reference herein, including the AIF and the Stibnite Gold Feasibility Study, contain further details regarding the business of the Company and the Stibnite Gold Project. See "Documents Incorporated by Reference."

Recent Developments

Stock Consolidation, Name Change and Listing on Nasdaq

The Company completed a consolidation of its Common Shares on the basis of one new post-consolidation Common Share for every ten pre-consolidation Common Shares effective as of January 27, 2021 (the "Consolidation") in connection with the Company's listing on Nasdaq and in order to meet the minimum share price requirements for trading on Nasdaq.

The Company changed its name from "Midas Gold Corp." to "Perpetua Resources Corp." effective as of February 15, 2021.

On February 17, 2021, the Company announced that it and the Nez Perce Tribe had jointly moved for a 3-month stay of the Tribe's Clean Water Act lawsuit while the parties pursue a court-ordered dispute resolution process. The litigation stay will allow the parties to work with a neutral judge or mediator to determine if there are grounds to work out a resolution of the lawsuit.

On February 18, 2021, the Company's Common Shares commenced trading on Nasdaq and TSX under the symbol "PPTA".

Stibnite Gold Feasibility Study

On December 22, 2020, the Company announced the results of an independent feasibility study and subsequently filed the technical report titled "Stibnite Gold Project, Feasibility Study Technical Report, Valley County, Idaho" with an effective date of December 22, 2020 and an issue date of January 27, 2021 (the "Stibnite Gold Feasibility Study") on January 28, 2021.

Appointment of CFO

Effective March 16, 2021, the Company appointed Chris Foster as Chief Financial Officer of the Company on a contract basis. Mr. Foster replaced Darren Morgans, who resigned from his role as Chief Financial Officer effective March 15, 2021.

Mr. Foster works as a consultant providing accounting and financial management services to private and publicly-listed companies primarily in the mining sector.  Prior to that, Mr. Foster served as a Controller for the Ivanhoe group, specifically Global Mining Management Corporation and Peregrine Diamonds Ltd. (“Peregrine”), which was acquired by De Beers Canada Inc. in August 2018. Prior to Peregrine, Mr. Foster spent two years at Canadian Forest Products Ltd. (“Canfor”) where he was responsible for providing accounting, financial and analytical support for logging operations. Before joining Canfor, Mr. Foster served as Controller for Roca Mines Inc. while the company developed and operated the award-winning Max Molybdenum mine, which was the first new metal mine built in British Columbia in a decade.  Mr. Foster is a member of the Chartered Professional Accountants of Canada (CPA Canada).

RISK FACTORS

An investment in any securities of the Company is speculative and involves a high degree of risk due to the nature of Perpetua Resources' business and the present stage of development of its mineral properties. The following risk factors, as well as risks not currently known to the Company, could materially adversely affect the Company's future business, financial condition, results of operations and prospects and could cause them to differ materially from the forward-looking statements relating to the Company. Before deciding to invest in any securities, investors should consider carefully the risk factors set out below, those contained in the section entitled "Cautionary Note Regarding Forward-Looking Statements" above, those contained in the documents incorporated by reference in this Prospectus and those described in any Prospectus Supplement, including those described in the Company's historical consolidated financial statements, the related notes thereto and the Company's Annual Information Form.

The following risk factors, as well as risks listed in the documents incorporated herein by reference and risks not currently known to the Company or that the Company currently deems to be immaterial, could materially adversely affect the Company's future business, financial condition, results of operations earnings and prospects and could cause them to differ materially from the forward-looking statements relating to the Company. While the significant risk factors which the Company believes it faces are discussed below, they do not comprise a definitive list of all risk factors related to the Company's business and operations.

Perpetua Resources will need to raise additional capital though the sale of its securities or other interests, resulting in dilution to the existing shareholders and, if such funding is not available, Perpetua Resources' operations would be adversely affected.

Perpetua Resources does not generate any revenues and does not have sufficient financial resources to undertake by itself all of its planned exploration programs. Perpetua Resources has limited financial resources and has financed its activities primarily through the sale of Perpetua Resources' securities such as common shares and convertible notes. Perpetua Resources will need to continue its reliance on the sale of its securities for future financing including that required to complete the permitting process for the Project, resulting in dilution to existing shareholders. Further activities will depend on Perpetua Resources' ability to obtain additional financing, which may not be available under favourable terms, if at all. If adequate financing is not available, Perpetua Resources may not be able to commence or continue with its activities.

Perpetua Resources is subject to numerous government regulations which could cause delays in carrying out its operations, and increase costs related to its business.

Perpetua Resources' mineral exploration and development activities are subject to various laws and regulations governing operations, taxes, labour standards and occupational health, mine safety, toxic substances, land use, water use, land claims of local people and other matters. No assurance can be given that new rules and regulations will not be enacted or that existing rules and regulations will not be applied in a manner which could limit or curtail exploration, development or production. Amendments to current laws and regulations governing operations, or more stringent implementation thereof could substantially increase the costs associated with Perpetua Resources' business or prevent it from exploring or developing its properties.

Amendments to current laws, regulations and permits governing operations and activities of mining and exploration companies, or more stringent implementation thereof, could have a material adverse impact on Perpetua Resources and cause increases in exploration expenses, capital expenditures or production costs or reduction in levels of production at producing properties or require abandonment or delays in development of new mining properties.

Perpetua Resources is currently undertaking an extensive permitting process for the redevelopment and restoration of the Stibnite Gold Project and the timeframes for such processes are not fixed and can take significantly longer than expected.

The regulatory processes related to permitting of major mining projects in the US are subject to considerable uncertainty as to the information required, the timeframes to analyze information provided and the outcomes of such analysis, and the Stibnite Gold Project is more complex than greenfields sites due to the need to address the extensive legacy impacts related to historical mining activities, which adds additional uncertainty. Since Perpetua Resources entered the permitting process for redevelopment and restoration, the proposed timeframe to get to a Final Record of Decision has been extended by regulators several times and further extensions to the currently published timeframes can be expected.

Perpetua Resources' current and future permits to conduct activities at the Stibnite Gold Project could be challenged during regulatory processes or in the courts by third parties and such challenges may delay or prevent the Company from meeting its objectives.

Third parties commonly challenge permits related to exploration, development and mining projects and there is possibility that such parties may challenge Perpetua Resources' permits for its activities. Such challenges would extend the timeframes anticipated for the Project advancement and increase funding requirements beyond those currently anticipated, or block the approval of the Project.

Perpetua Resources may face opposition from environmental non-governmental organizations ("NGOs"), Indian tribes or other stakeholders that may delay or interfere with the regulatory process for the development of the Project.

NGOs, Indian tribes or other stakeholders commonly challenge permits related to exploration, development and mining projects and there is possibility that such parties may challenge Perpetua Resources' permits for its activities. Such challenges would extend the timeframes anticipated for the Project advancement and increase funding requirements beyond those currently anticipated or prevent the approval of the Project. In 2018, the Nez Perce Tribe announced its opposition to the Project, and on June 6, 2019, announced its intention to bring an action against the Company under the Clean Water Act. On February 17, 2021, the Company announced that it and the Nez Perce Tribe had jointly moved for a 3-month stay of the Tribe's Clean Water Act lawsuit while the parties pursue a court-ordered dispute resolution process. Although the litigation stay will allow the parties to work with a neutral judge or mediator to determine if there are grounds to work out a resolution of the lawsuit, there is no guarantee that the process will result in a resolution of the case. If the case is not resolved, additional litigation could act to delay the Project.

Perpetua Resources must receive the necessary environmental permits to commence mining operations.

The departments responsible for environmental protection in the U.S. have broad authority to shut down and/or levy fines against facilities that do not comply with environmental regulations or standards. Failure to obtain the necessary permits would adversely affect progress of Perpetua Resources' activities and would delay or prevent the beginning of commercial operations.

Perpetua Resources' activities are subject to environmental liability.

Perpetua Resources is not aware of any claims for damages related to any impact that its own operations have had on the environment but it may become subject to such claims in the future. An environmental claim could adversely affect Perpetua Resources' business due to the high costs of defending against such claims and its impact on senior management's time. Also, environmental regulations may change in the future which could adversely affect Perpetua Resources' operations including the potential to curtail or cease exploration programs or to preclude entirely the economic development of a mineral property. The extent of any future changes to environmental regulations cannot be predicted or quantified, but it should be assumed that such regulations would become more stringent in the future. Generally, new regulations will result in increased compliance costs, including costs for obtaining permits, delays or fines resulting from loss of permits or failure to comply with the new regulations.

Perpetua Resources faces substantial competition within the mining industry from other mineral companies with much greater financial and technical resources and Perpetua Resources may not be able to effectively compete.

The mineral resource industry is intensively competitive in all of its phases, and Perpetua Resources competes with many companies possessing much greater financial and technical research resources. Competition is particularly intense with respect to the acquisition of desirable undeveloped gold properties. The principal competitive factors in the acquisition of such undeveloped properties include the staff and data necessary to identify, investigate and purchase such properties, and the financial resources necessary to acquire and develop such properties. Competition could adversely affect Perpetua Resources' ability to advance the Project or to acquire suitable prospects for exploration in the future.

Perpetua Resources' future exploration and development efforts may be unsuccessful.

Mineral resource exploration and, if warranted, development, is a speculative business, characterized by a number of significant risks, including, among other things, unprofitable efforts resulting not only from the failure to discover mineral deposits but also from finding mineral deposits, which, though present, are insufficient in volume and/or grade to return a profit from production. There is no certainty that the expenditures that have been made and may be made in the future by Perpetua Resources related to the exploration of its properties will result in discoveries of mineralized material in commercial quantities.

Most exploration projects do not result in the discovery of commercially viable mineral deposits and no assurance can be given that any particular level of recovery or mineral reserves will in fact be realized or that any identified mineral deposit will ever qualify as a commercially viable deposit which can be legally and economically exploited.

Perpetua Resources' mineral resource and mineral reserve estimates may not be indicative of the actual gold that can be mined.

Assays results from core drilling or reverse circulation drilling can be subject to errors at the laboratory analyzing the drill samples. In addition, reverse circulation or core drilling may lead to samples which may not be representative of the gold or other metals in the entire deposit. Mineral resource and mineral reserve estimates are based on interpretation of available facts and extrapolation or interpolation of data and may not be representative of the actual deposit. All of these factors may lead to mineral resource and/or mineral reserve estimates being overstated, the mineable gold that can be received from the Project being less than the mineral resource and mineral reserve estimates, and the Project not being a viable project.

If Perpetua Resources' mineral resource and mineral reserve estimates for the Project are not indicative of actual grades of gold and other potential by-products, Perpetua Resources will have to continue to explore for a viable deposit or cease operations.

Perpetua Resources has a limited history as an exploration company and does not have any experience in putting a mining project into production.

Perpetua Resources has only been actively engaged in exploration since 2009. Perpetua Resources does not generate any revenues from operations or production. Putting a mining project into production requires substantial planning and expenditures and, whilst several members of management have mine construction experience, as a company Perpetua Resources does not have any experience in taking a mining project to production. As a result of these factors, it is difficult to evaluate Perpetua Resources' prospects, and its future success is more uncertain than if it had a longer or more proven history.

Perpetua Resources expects to continue to incur losses and may never achieve profitability, which in turn may harm the future operating performance and may cause the market price of Perpetua Resources' common shares to decline.

Perpetua Resources has incurred net losses every year since inception. Perpetua Resources currently has no commercial production and has never recorded any revenues from mining operations. Perpetua Resources expects to continue to incur losses, and will continue to do so until such time, if ever, as its properties commence commercial production and generate sufficient revenues to fund continuing operations.

The proposed development of new mining operations will require the commitment of substantial resources for operating expenses and capital expenditures, which may increase in subsequent years as Perpetua Resources adds, as needed, consultants, personnel and equipment associated with advancing exploration, development and commercial production of the Project or any other properties. The amounts and timing of expenditures will depend on the progress of ongoing exploration and development, the results of consultants' analyses and recommendations, the rate at which operating losses are incurred, the execution of any joint venture or other agreements with others in the future, its acquisition of additional properties, and other factors, many of which are unknown today and may be beyond the Company's control. Perpetua Resources may never generate any revenues or achieve profitability. If Perpetua Resources does not achieve profitability, it would have to raise additional financing or shut down its operations.

Perpetua Resources has negative cash flow from operating activities.

As indicated, the Company currently has no producing mines and has no source of operating cash flow other than through equity, joint ventures and/or debt financing. As such, the Company has, and is expected to continue to have, negative operating cash flow. To the extent the Company has negative cash flow in future periods, the Company may use a portion of its general working capital to fund such negative cash flow.

Perpetua Resources' title to its mineral properties and its validity may be disputed in the future by others claiming title to all or part of such properties.

Perpetua Resources' properties consist of various mining concessions in the U.S. Under U.S. law, the concessions may be subject to prior unregistered agreements or transfers, which may affect the validity of Perpetua Resources' ownership of such concessions. A claim by a third party asserting prior unregistered agreements or transfer on any of Perpetua Resources' mineral properties, especially where commercially viable mineral reserves have been located, could adversely result in Perpetua Resources losing commercially viable mineral reserves. Even if a claim is unsuccessful, it may potentially affect Perpetua Resources' current activities due to the high costs of defending against such claims and its impact on senior management's time. If Perpetua Resources loses a commercially viable mineral reserve, such a loss could lower Perpetua Resources' revenues or cause it to cease operations if this mineral reserve represented all or a significant portion of Perpetua Resources' operations at the time of the loss.

Perpetua Resources' ability to explore and, if warranted, develop its mineral claims may be impacted by litigation or consent decrees entered into by previous owners of mineral rights that now comprise the Project, related to disturbance related to past mining and exploration activities.

Several of the patented lode and mill site claims acquired by Perpetua Resources over the West End Deposit and the Cinnabar claim groups (the latter held under option) are subject to a consent decree under the United States Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA"), which covers certain environmental liability and remediation responsibilities with respect to such claims. The consent decree requires that heirs, successors and assigns refrain from activities that would interfere with or adversely affect the integrity of any remedial measures implemented by government agencies. Several of the patented claims in the Hangar Flats and Yellow Pine properties are subject to a consent decree under CERCLA between the original owner of those claims and the United States, which creates certain obligations on that owner, including that the owner will cooperate with the EPA and U.S. Forest Service in those agencies’ efforts to secure any government controls necessary to implement response activities.

All industries, including mining, are subject to legal claims with or without merit. Defense and settlement costs can be substantial, even with respect to claims without merit. Due to the inherent uncertainty of the litigation process, the resolution of any particular claim could have an effect on the Corporation’s financial position. It is possible that any proposal to develop a mine on the Project, or any governmental approval for such a development, could be challenged in court by third parties, the effect of which would be to delay and possibly entirely impede the Corporation from developing the Project or commencing production.

Perpetua Resources depends on key personnel for critical management decisions and industry contacts but does not maintain key person insurance.

Perpetua Resources is dependent on a relatively small number of key personnel, the loss of any of whom could have an adverse effect on the operations of Perpetua Resources. Perpetua Resources' success is dependent to a great degree on its ability to attract and retain highly qualified management personnel. The loss of any such key personnel, through incapacity or otherwise, would require Perpetua Resources to seek and retain other qualified personnel and could compromise the pace and success of its exploration activities. Perpetua Resources does not maintain key person insurance in the event of a loss of any such key personnel.

Perpetua Resources does not have a full staff of technical people and relies upon outside consultants to provide critical services.

Perpetua Resources has a relatively small staff and depends upon its ability to hire consultants with the appropriate background and expertise as such persons are required to carry out specific tasks. Perpetua Resources' inability to hire the appropriate consultants at the appropriate time could adversely impact Perpetua Resources' ability to advance its operations.

Certain Perpetua Resources directors also serve as officers and/or directors of other mineral resource companies, which may give rise to conflicts.

Certain Perpetua Resources directors and officers are also directors, officers or shareholders of other companies that are similarly engaged in the business of acquiring, developing and exploiting natural resource properties. Such associations may give rise to conflicts of interest from time to time. Directors and officers of the Company with conflicts of interest will be subject to and will follow the procedures set out in applicable corporate and securities legislation, regulations, rules and policies.

Perpetua Resources has no history of paying dividends, does not expect to pay dividends in the immediate future and may never pay dividends.

Since incorporation, neither Perpetua Resources nor any of its subsidiaries have paid any cash or other dividends on its common shares, and the Company does not expect to pay such dividends in the foreseeable future, as all available funds will be invested primarily to finance its mineral exploration and development programs.

Perpetua Resources' business involves risks for which Perpetua Resources may not be adequately insured, if it is insured at all.

In the course of exploration and development of, and production from, mineral properties, certain risks, and in particular, unexpected or unusual geological operating conditions including landslides, ground failures, fires, flooding and earthquakes may occur. It is not always possible to fully insure against such risks. Perpetua Resources does not currently have insurance against all such risks and may decide not to take out insurance against all such risks as a result of high premiums or other reasons. Should such liabilities arise, they could reduce or eliminate any future profitability and result in increasing costs and a decline in the value of the securities of Perpetua Resources.

Additionally, the Company is not insured against most environmental risks. Insurance against all environmental risks (including potential liability for pollution or other hazards as a result of the disposal of waste products by third-parties occurring as part of historic exploration and production) has not been generally available to companies within the industry. The Company periodically evaluates the cost and coverage of the insurance that is available against certain environmental risks to determine if it would be appropriate to obtain such insurance. Without such insurance, or with limited amounts of such insurance, and if the Company becomes subject to environmental liabilities, the payment of such liabilities would reduce or eliminate its available funds or could exceed the funds the Company has to pay such liabilities and result in bankruptcy. Should the Company be unable to fully fund the remedial cost of an environmental problem, it might be required to enter into interim compliance measures pending completion of the required remedy.

A shortage of supplies and equipment could adversely affect Perpetua Resources' ability to operate its business.

Perpetua Resources is dependent on various supplies and equipment to carry out its activities. The shortage of such supplies, equipment and parts could have a material adverse effect on Perpetua Resources' ability to carry out its activities and therefore have a material adverse effect on the cost of doing business.

A cyber security incident could adversely affect Perpetua Resources' ability to operate its business.

Information systems and other technologies, including those related to the Company's financial and operational management, and its technical and environmental data, are an integral part of the Company's business activities.  Network and information systems related events, such as computer hacking, cyber-attacks, computer viruses, worms or other destructive or disruptive software, process breakdowns, denial of service attacks, or other malicious activities or any combination of the foregoing or power outages, natural disasters, terrorist attacks, or other similar events could result in damages to the Company's property, equipment and data.  These events also could result in significant expenditures to repair or replace damaged property or information systems and/or to protect them from similar events in the future.

Furthermore, any security breaches such as misappropriation, misuse, leakage, falsification, accidental release or loss of information contained in the Company's information technology systems including personnel and other data that could damage its reputation and require the Company to expend significant capital and other resources to remedy any such security breach.  Insurance held by the Company may mitigate losses however in any such events or security breaches may not be sufficient to cover any consequent losses or otherwise adequately compensate the Company for any disruptions to its business that may result and the occurrence of any such events or security breaches could have a material adverse effect on the business of the Company.  There can be no assurance that these events and/or security breaches will not occur in the future or not have an adverse effect of the business of the Company.

Reliability of Financial Statements

In the preparation of financial statements, management may need to rely upon assumptions, make estimates or use their best judgment in determining the financial condition of the Company. Significant accounting details are described in more detail in the notes to the Company's annual consolidated financial statements for the year ended December 31, 2020. In order to have a reasonable level of assurance that financial transactions are properly authorized, assets are safeguarded against unauthorized or improper use and transactions are properly recorded and reported, the Company has implemented and continues to analyze its internal control systems for financial reporting. Although the Company believes its financial reporting and financial statements are prepared with reasonable safeguards to ensure reliability, it cannot provide absolute assurance in that regard.

Substantial Volatility of Share Price

In recent years, the securities markets in the United States and Canada have experienced a high level of price and volume volatility, and the market prices of securities of many mineral exploration companies have experienced wide fluctuations in price which have not necessarily been related to the operating performance, underlying asset values or prospects of such companies. The price of the Common Shares is also significantly affected by short term changes in mineral prices or in the Company's financial condition or results of operations as reflected in its financial reports. Other factors unrelated to the Company's performance that may have an effect on the price of its Common Shares include the following: the extent of analytical coverage available to investors concerning the Company's business may be limited if investment banks with research capabilities do not follow the Company's securities; lessening in trading volume and general market interest in the Company's securities may affect an investor's ability to trade significant numbers of the Common Shares; and the market price of the Common Shares and size of the Company's public float may limit the ability of some institutions to invest in the Company's securities.

Future sales or issuances of equity securities could decrease the value of the Common Shares, dilute investors' voting power and reduce the Company's earnings per share.

The Company may sell equity securities in Offerings (including through the sale of Debt Securities convertible into equity securities) and may issue additional equity securities to finance operations, exploration, development, acquisitions or other projects. The Company cannot predict the size of future issuances of equity securities or the size and terms of future issuances of Debt Securities or other Securities convertible into equity securities or the effect, if any, that future issuances and sales of the Securities will have on the market price of the Common Shares. Any transaction involving the issuance of previously authorized but unissued Common Shares, or securities convertible into Common Shares, would result in dilution, possibly substantial, to shareholders. Exercises of presently outstanding stock options may also result in dilution to shareholders.

The board of directors of the Company has the authority to authorize certain offers and sales of the Securities without the vote of, or prior notice to, shareholders. Based on the need for additional capital to fund expected expenditures and growth, it is likely that the Company will need to issue the Securities to provide such capital. Such additional issuances may involve the issuance of a significant number of Common Shares at prices less than the current market price.

Sales of substantial amounts of the Securities, or the availability of the Securities for sale, could adversely affect the prevailing market prices for the Securities and dilute investors' interest in the Company. A decline in the market prices of the Securities could impair the Company's ability to raise additional capital through the sale of additional Securities should the Company desire to do so.

The Company has discretion in the use of the net proceeds from an Offering.

The Company intends to allocate the net proceeds it will receive from an Offering as described under "Use of Proceeds" in this Prospectus and the applicable Prospectus Supplement; however, the Company will have discretion in the actual application of the net proceeds. The Company may elect to allocate the net proceeds differently from that described in "Use of Proceeds" in this Prospectus and the applicable Prospectus Supplement if the Company believes it would be in the Company's best interests to do so. The Company's investors may not agree with the manner in which the Company chooses to allocate and spend the net proceeds from an Offering. The failure by the Company to apply these funds effectively could have a material adverse effect on the business of the Company.

There is an absence of a public market for certain of the Securities.

There is no public market for the Debt Securities, Warrants, Subscription Receipts or Units and, unless otherwise specified in the applicable Prospectus Supplement, the Company does not intend to apply for listing of the Debt Securities, Warrants, Subscription Receipts or Units on any securities exchanges. If the Debt Securities, Warrants, Subscription Receipts or Units are traded after their initial issuance, they may trade at a discount from their initial offering prices depending on prevailing interest rates (as applicable), the market for similar securities and other factors, including general economic conditions and our financial condition. There can be no assurance as to the liquidity of the trading market for the Debt Securities, Warrants, Subscription Receipts or Units, or that a trading market for these securities will develop at all.

Changes in interest rates may cause the market price or value of the Debt Securities to decline.

Prevailing interest rates will affect the market price or value of the Debt Securities. The market price or value of the Debt Securities may decline as prevailing interest rates for comparable debt instruments rise and increase as prevailing interest rates for comparable debt instruments decline.

Fluctuations in foreign currency markets may cause the value of the Debt Securities to decline.

Debt Securities denominated or payable in foreign currencies may entail significant risk. These risks include, without limitation, the possibility of significant fluctuations in the foreign currency markets, the imposition or modification of foreign exchange controls and potential liquidity in the secondary market. These risks will vary depending upon the currency or currencies involved and will be more fully described in the applicable Prospectus Supplement.

Risks Related to COVID-19

The Company's business, operations and financial condition could be materially and adversely affected by the outbreak of epidemics or pandemics or other health crises, including the recent outbreak of COVID-19. To date, there have been a large number of temporary business closures, quarantines and a general reduction in consumer activity in a number of countries including Canada, the United States, Europe and China. The outbreak has caused companies and various international jurisdictions to impose travel, gathering and other public health restrictions. While these effects are expected to be temporary and a number of jurisdictions, including in Canada and the United States, have started to lift certain COVID-19 related restrictions, the duration of the various disruptions to businesses locally and internationally and the related financial and other impacts cannot be reasonably estimated at this time. Such public health crises can result in volatility and disruptions in the supply and demand for silver and other metals and minerals, global supply chains and financial markets, as well as declining trade and market sentiment and reduced mobility of people, all of which could affect commodity prices, interest rates, credit ratings, credit risk, share prices and inflation.

The risks to the Company of such public health crises also include risks to employee health and safety, additional slowdowns or temporary suspensions of operations in geographic locations impacted by an outbreak, increased labor, transportation and fuel costs, regulatory changes, political or economic instabilities or civil unrest.

The extent to which COVID-19 will or may impact the Company in the future is uncertain and these factors are beyond the Company's control; however, it is likely that any future outbreaks of COVID-19, particularly if there are any increased cases of COVID-19 in Idaho, may have a material adverse effect on the Company's business, results of operations and financial condition.

USE OF PROCEEDS

Unless otherwise specified in a Prospectus Supplement, the net proceeds of any offering of securities under a Prospectus Supplement will be used for general corporate purposes, including funding potential future acquisitions and capital expenditures. More detailed information regarding the use of proceeds from a sale of securities will be included in the applicable Prospectus Supplement.

All expenses relating to an offering of securities and any compensation paid to underwriters, dealers or agents, as the case may be, will be paid out of the Company's general funds, unless otherwise stated in the applicable Prospectus Supplement.

The Company has incurred negative cash flow from operating activities for its financial year ended December 31, 2020. Accordingly, the majority or all of the net proceeds of any offering of securities under a Prospectus Supplement will be used to fund the proposed expenditures set out above or in the applicable Prospectus Supplement as well as other general working capital and administrative expenses which may cause the Company to continue to experience negative cash flow from its operating activities. See also "Risk Factors – History of Net Losses; Uncertainty of Additional Financing; Negative Operating Cash Flow".

Use of Proceeds from March 2020 Financing

The Company received gross proceeds of US$35.0 million pursuant an offering of convertible notes issued by a wholly owned subsidiary of the Company completed on March 17, 2020 (the "March 2020 Financing"), of which approximately US$28 million have been expended to date. The principal purposes for which such proceeds were used as at February 28, 2021 were as follows:

Use of Proceeds	Approximate Amount Expended (US$)
Permitting	$14 million
Feasibility and Technical studies	$2 million
General corporate and working capital purposes	$12 million
Total	$28 million

PRIOR SALES

The following table sets forth details of the price at which securities have been issued or are to be issued by the Company, the number of securities issued at that price and the date on which the securities were issued during the 12-month period prior to the date of this Prospectus (all on a post-Consolidation basis):

Date of Issuance	Number of Common Shares(1)	Issuance or Exercise Price per Common Share(1)		Reason for Issue
March 20, 2020	45,000	Cdn$	3.50	Grant of Stock Options
April 3, 2020	50,000	Cdn$	4.40	Grant of Stock Options
April 17, 2020	3,153	Cdn$	3.10	Exercise of Stock Appreciation Rights(2)
April 17, 2020 to November 18, 2020	44,750	Cdn$	3.10	Exercise of Stock Options
April 27, 2020	1,207	Cdn$	4.20	Exercise of Stock Appreciation Rights(2)
May 5, 2020	6,500	Cdn$	4.20	Exercise of Stock Options
May 8, 2020	1,057	Cdn$	4.20	Exercise of Stock Appreciation Rights(2)
May 22, 2020	9,500	Cdn$	6.30	Grant of Stock Options
July 21, 2020 to December 9, 2020	74,892	Cdn$	8.90	Exercise of Stock Options
July 21, 2020 to August 21, 2020	8,000	Cdn$	3.90	Exercise of Stock Options
July 27, 2020	3,943	Cdn$	5.90	Exercise of Stock Appreciation Rights(2)
July 29 to December 9, 2020	34,680	Cdn$	9.70	Exercise of Stock Options
July 30, 2020	840	Cdn$	6.60	Exercise of Stock Appreciation Rights(2)
July 31, 2030 to December 9, 2020	9,982	Cdn$	6.20	Exercise of Stock Options
August 4, 2020 to December 9, 2020	85,694	Cdn$	5.90	Exercise of Stock Options
August 4, 2020 to November 18, 2020	53,413	Cdn$	6.60	Exercise of Stock Options
August 6, 2020	12,000	Cdn$	8.30	Exercise of Stock Options
August 7, 2020	6,000	Cdn$	9.30	Exercise of Stock Options
August 20, 2020	4,687	Cdn$	8.90	Exercise of Stock Appreciation Rights(2)
August 21, 2020	4,750	Cdn$	8.80	Exercise of Stock Options
August 26, 2020	9,473,716	Cdn$	3.541	Note Conversion(3)
August 26, 2020	10,225,564	Cdn$	4.655	Note Conversion(3)
November 23, 2020	1,250	Cdn$	6.20	Exercise of Stock Appreciation Rights(2)
November 23, 2020	585	Cdn$	9.70	Exercise of Stock Appreciation Rights(2)
January 4 to February 8, 2021	51,284	Cdn$	3.10	Exercise of Stock Options
January 4 to 28, 2021	8,000	Cdn$	5.90	Exercise of Stock Options
January 4 to 28, 2021	5,375	Cdn$	6.20	Exercise of Stock Options
January 4 to March 20, 2021	6,150	Cdn$	6.60	Exercise of Stock Options
January 20, 2021	873,500	Cdn$	11.80	Grant of Stock Options
January 22, 2021	1,022	Cdn$	3.10	Exercise of Stock Appreciation Rights(2)
January 28 to March 20, 2021	4,000	Cdn$	3.90	Exercise of Stock Options
January 28, 2021	450	Cdn$	8.90	Exercise of Stock Options
January 28, 2021	3,750	Cdn$	9.70	Exercise of Stock Options
March 15, 2021	130,000	Cdn$	9.13	Grant of Stock Options
March 19, 2021	2,983	Cdn$	3.90	Exercise of Stock Appreciation Rights(2)
March 22, 2021	6,597	Cdn$	4.40	Exercise of Stock Appreciation Rights(2)
March 16 to 19, 2021	20,217	Cdn$	6.60	Exercise of Stock Appreciation Rights(2)

(1)	Presented on a post-Consolidation basis.

(2)	The Company's stock option plan includes stock appreciation rights ("SARs") which permit optionees to terminate vested stock options and receive Common Shares in lieu of the benefit which would have been received had the stock options been exercised.

(3)	Issued to Paulson & Co. Inc. ("Paulson") in respect of the exercise in full of the conversion feature of the convertible notes held by Paulson in the aggregate principal amount of Cdn$82,102,500.

TRADING PRICE AND VOLUME

The common shares of Perpetua are listed and posted for trading on both the TSX and Nasdaq under the symbol "PPTA". The following tables set forth the market price range and trading volumes of Perpetua Resources' common shares on each of the TSX and Nasdaq 12 month period prior to the date of this Prospectus (for the months indicated):

	TSX			Nasdaq(1)
Period 2021	High (Cdn$)	Low (Cdn$)	Volume	High (US$)	Low (US$)	Volume
March	11.52	7.01	1,023,989	9.21	5.52	3,552,386
February	11.57	7.98	1,169,526	9.45	6.26	683,522
January	14.40	8.70	907,175	n/a	n/a	n/a

Notes:

(1)    Presented on a post-Consolidation basis.

(2)    The Common Shares were listed and commenced trading on Nasdaq effective February 18, 2021.

	TSX(1)			Nasdaq(2)
Period 2020	High (Cdn$)	Low (Cdn$)	Volume	High (US$)	Low (US$)	Volume
December	1.43	1.10	7,869,361	n/a	n/a	n/a
November	1.47	1.11	6,160,966	n/a	n/a	n/a
October	1.53	1.07	6,871,434	n/a	n/a	n/a
September	1.79	1.32	12,108,334	n/a	n/a	n/a
August	2.04	1.45	29,004,835	n/a	n/a	n/a
July	1.79	0.69	25,272,445	n/a	n/a	n/a
June	0.72	0.52	5,217,474	n/a	n/a	n/a
May	0.68	0.52	5,753,218	n/a	n/a	n/a
April	0.67	0.41	6,660,603	n/a	n/a	n/a
March	0.56	0.235	5,476,932	n/a	n/a	n/a
February	0.61	0.50	3,928,580	n/a	n/a	n/a

Notes:

(1)    Presented on a pre-Consolidation basis.

(2)    The Common Shares were listed and commenced trading on Nasdaq effective February 18, 2021.

On March 31, 2021, the closing price of the Common Shares on the TSX and Nasdaq was CDN$7.64 and US$6.07 per Common Share, respectively.

DIVIDEND POLICY

Perpetua Resources has not declared or paid any dividends on its common shares since the date of formation. Any decision to pay dividends on common shares in the future will be made by the board of directors on the basis of the earnings, financial requirements and other conditions existing at such time.

CONSOLIDATED CAPITALIZATION

The applicable Prospectus Supplement will describe any material change, and the effect of such material change, on the share and loan capitalization of the Company that will result from the issuance of securities pursuant to such Prospectus Supplement.

There have been no material changes in the share and loan capital of the Company on a consolidated basis from December 31, 2020 to the date of this Prospectus other than as disclosed herein.

DESCRIPTION OF SHARE CAPITAL

Common Shares

The authorized capital of the Company consists of an unlimited number of common shares, without par value. As at the close of business on March 31, 2021, 47,593,991 common shares of the Company were issued and outstanding.

Shareholders are entitled to receive notice of and attend all meetings of shareholders with each common share held entitling the holder to one vote on any resolution to be passed at such shareholder meetings. Shareholders are entitled to dividends if, as and when declared by the board of directors of the Company. Shareholders are entitled upon liquidation, dissolution or winding-up of the Company to receive the remaining assets of the Company available for distribution to shareholders.

Options

As of the date of this Prospectus, there were stock options outstanding to purchase 2,784,350 common shares of the Company at exercise prices ranging from $3.50 to $11.80 with expiry dates ranging from April 19, 2021 to March 15, 2026.

Convertible Notes

As of the date of this Prospectus, up to 4,351,850 common shares of the Company may be issued pursuant to the conversion feature of the senior unsecured convertible notes issued in March 2016 of which remains an outstanding principal amount of Cdn$15,409,901.

DESCRIPTION OF SECURITIES OFFERED UNDER THIS PROSPECTUS

The Company may offer common shares, warrants, subscription receipts or units comprising any combination of common shares, warrants or subscription receipts, with a total value of up to US$100,000,000 from time to time under this Prospectus, together with any applicable Prospectus Supplement, at prices and on terms to be determined by market conditions at the time of offering. This Prospectus provides you with a general description of the securities the Company may offer. Each time the Company offers securities, it will provide a Prospectus Supplement that will describe the specific amounts, prices and other important terms of the securities, including, to the extent applicable:

•	designation or classification;

•	aggregate offering price;

•	original issue discount, if any;

•	rates and times of payment of dividends, if any;

•	redemption, conversion or exchange terms, if any;

•	conversion or exchange prices, if any, and, if applicable, any provisions for changes to or adjustments in the conversion or exchange prices and in the securities or other property receivable upon conversion or exchange;

•	restrictive covenants, if any;

•	voting or other rights, if any;

•	important United States and Canadian federal income tax considerations; and

•	any other material term or condition of the applicable securities.

A Prospectus Supplement may also add, update or change information contained in this Prospectus or in documents the Company has incorporated by reference. However, no Prospectus Supplement will offer a security that is not described in this Prospectus.

Description of Common Shares

The Company may offer common shares, which the Company may issue independently or together with warrants or subscription receipts, and the common shares may be separate from or attached to such securities. All of the Company's common shares have equal voting rights, and none of the common shares are subject to any further call or assessment. There are no special rights or restrictions of any nature attaching to any of the common shares and they all rank pari passu each with the other as to all benefits which might accrue to the holders of the common shares. The common shares are not convertible into shares of any other class and are not redeemable or retractable.

Description of Warrants

Warrants may be offered separately or together with other securities, as the case may be. Each series of warrants will be issued under a separate warrant indenture to be entered into between the Company and one or more banks or trust companies acting as warrant agent. The applicable Prospectus Supplement will include details of the terms and conditions of the warrants being offered. The warrant agent will act solely as the Company's agent and will not assume a relationship of agency with any holders of warrant certificates or beneficial owners of warrants. The following sets forth certain general terms and provisions of the warrants offered under this Prospectus. The specific terms of the warrants, and the extent to which the general terms described in this section apply to those warrants, will be set forth in the applicable Prospectus Supplement. If applicable, the Company will file with the SEC as exhibits to the registration statement of which this Prospectus is a part, or will incorporate by reference from a Report of Foreign Private Issuer on Form 6-K that the Company files with the SEC, any warrant indenture or form of warrant describing the terms and conditions of such Warrants that the Company is offering before the issuance of such Warrants.

The particular terms of each issue of warrants will be described in the related Prospectus Supplement. This description will include, where applicable:

•	the designation and aggregate number of warrants;

•	the price at which the warrants will be offered;

•	the currency or currencies in which the warrants will be offered;

•	the designation and terms of the common shares purchasable upon exercise of the warrants;

•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•	the number of common shares that may be purchased upon exercise of each warrant and the price at which and currency or currencies in which the common shares may be purchased upon exercise of each warrant;

•	the designation and terms of any securities with which the warrants will be offered, if any, and the number of the warrants that will be offered with each security;

•	the date or dates, if any, on or after which the warrants and the related securities will be transferable separately;

•	whether the warrants will be subject to redemption or call and, if so, the terms of such redemption or call provisions;

•	material United States and Canadian tax consequences of owning the warrants; and

•	any other material terms or conditions of the warrants.

Prior to the exercise of their warrants, holders of warrants will not have any of the rights of holders of common shares issuable upon exercise of the warrants.

The Company reserves the right to set forth in a Prospectus Supplement specific terms of the warrants that are not within the options and parameters set forth in this Prospectus. In addition, to the extent that any particular terms of the warrants described in a Prospectus Supplement differ from any of the terms described in this Prospectus, the description of such terms set forth in this Prospectus shall be deemed to have been superseded by the description of such differing terms set forth in such Prospectus Supplement with respect to such warrants.

Description of Subscription Receipts

The Company may issue subscription receipts, which will entitle holders to receive upon satisfaction of certain release conditions and for no additional consideration, common shares, warrants or a combination thereof. Subscription receipts will be issued pursuant to one or more subscription receipt agreements (each, a "Subscription Receipt Agreement"), each to be entered into between the Company and an escrow agent (the "Escrow Agent"), which will establish the terms and conditions of the subscription receipts. Each Escrow Agent will be a financial institution organized under the laws of Canada or a province thereof and authorized to carry on business as a trustee. In the United States, the Company will file as exhibits to the registration statement of which this Prospectus is a part, or will incorporate by reference from Report of Foreign Private Issuer on Form 6-K that the Company files with the SEC, any Subscription Receipt Agreement describing the terms and conditions of subscription receipts the Company is offering before the issuance of such subscription receipts. In Canada, the Company will file on SEDAR a copy of any Subscription Receipt Agreement after the Company has entered into it.

The following description sets forth certain general terms and provisions of subscription receipts and is not intended to be complete. The statements made in this Prospectus relating to any Subscription Receipt Agreement and subscription receipts to be issued thereunder are summaries of certain anticipated provisions thereof and are subject to, and are qualified in their entirety by reference to, all provisions of the applicable Subscription Receipt Agreement and the Prospectus Supplement describing such Subscription Receipt Agreement. The Company urges you to read the applicable Prospectus Supplement related to the particular subscription receipts that the Company sells under this Prospectus, as well as the complete Subscription Receipt Agreement.

The Prospectus Supplement and the Subscription Receipt Agreement for any subscription receipts the Company offers will describe the specific terms of the subscription receipts and may include, but are not limited to, any of the following:

•	the designation and aggregate number of subscription receipts offered;

•	the price at which the subscription receipts will be offered;

•	the currency or currencies in which the subscription receipts will be offered;

•	the designation, number and terms of the common shares, warrants or combination thereof to be received by holders of subscription receipts upon satisfaction of the release conditions, and the procedures that will result in the adjustment of those numbers;

•	the conditions (the "Release Conditions") that must be met in order for holders of subscription receipts to receive for no additional consideration common shares, warrants or a combination thereof;

•	the procedures for the issuance and delivery of common shares, warrants or a combination thereof to holders of subscription receipts upon satisfaction of the Release Conditions;

•	whether any payments will be made to holders of subscription receipts upon delivery of the common shares, warrants or a combination thereof upon satisfaction of the Release Conditions (e.g., an amount equal to dividends declared on common shares by the Company to holders of record during the period from the date of issuance of the subscription receipts to the date of issuance of any common shares pursuant to the terms of the Subscription Receipt Agreement);

•	the terms and conditions under which the Escrow Agent will hold all or a portion of the gross proceeds from the sale of subscription receipts, together with interest and income earned thereon (collectively, the "Escrowed Funds"), pending satisfaction of the Release Conditions;

•	the terms and conditions pursuant to which the Escrow Agent will hold common shares, warrants or a combination thereof pending satisfaction of the Release Conditions;

•	the terms and conditions under which the Escrow Agent will release all or a portion of the Escrowed Funds to the Company upon satisfaction of the Release Conditions;

•	if the subscription receipts are sold to or through underwriters or agents, the terms and conditions under which the Escrow Agent will release a portion of the Escrowed Funds to such underwriters or agents in payment of all or a portion of their fees or commission in connection with the sale of the subscription receipts;

•	procedures for the refund by the Escrow Agent to holders of subscription receipts of all or a portion of the subscription price for their subscription receipts, plus any pro rata entitlement to interest earned or income generated on such amount, if the Release Conditions are not satisfied;

•	any contractual right of rescission to be granted to initial purchasers of subscription receipts in the event this Prospectus, the Prospectus Supplement under which subscription receipts are issued or any amendment hereto or thereto contains a misrepresentation;

•	any entitlement of the Company to purchase the subscription receipts in the open market by private agreement or otherwise;

•	whether the Company will issue the subscription receipts as global securities and, if so, the identity of the depositary for the global securities;

•	whether the Company will issue the subscription receipts as bearer securities, registered securities or both;

•	provisions as to modification, amendment or variation of the Subscription Receipt Agreement or any rights or terms attaching to the subscription receipts;

•	the identity of the Escrow Agent;

•	whether the subscription receipts will be listed on any exchange;

•	material United States and Canadian federal tax consequences of owning the subscription receipts; and

•	any other terms of the subscription receipts.

The holders of subscription receipts will not be shareholders of the Company. Holders of subscription receipts are entitled only to receive common shares, warrants or a combination thereof on exchange of their subscription receipts, plus any cash payments provided for under the Subscription Receipt Agreement, if the Release Conditions are satisfied. If the Release Conditions are not satisfied, the holders of subscription receipts shall be entitled to a refund of all or a portion of the subscription price therefor and all or a portion of the pro rata share of interest earned or income generated thereon, as provided in the Subscription Receipt Agreement.

The Company reserves the right to set forth in a Prospectus Supplement specific terms of the subscription receipts that are not within the options and parameters set forth in this Prospectus. In addition, to the extent that any particular terms of the subscription receipts described in a Prospectus Supplement differ from any of the terms described in this Prospectus, the description of such terms set forth in this Prospectus shall be deemed to have been superseded by the description of such differing terms set forth in such Prospectus Supplement with respect to such subscription receipts.

Description of Units

The Company may issue units comprised of one or more of the other securities described in this Prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement, if any, under which a unit is issued may provide that the securities comprising the unit may not be held or transferred separately, at any time or at any time before a specified date. If applicable, the Company will file with the SEC as exhibits to the registration statement of which this Prospectus is a part, or will incorporate by reference from a Report of Foreign Private Issuer on Form 6-K that the Company files with the SEC, any unit agreement describing the terms and conditions of such units that Perpetua Resources is offering before the issuance of such units.

The particular terms and provisions of units offered by any Prospectus Supplement, and the extent to which the general terms and provisions described below may apply thereto, will be described in the Prospectus Supplement filed in respect of such units.

•	the particular terms of each issue of units will be described in the related Prospectus Supplement. This description will include, where applicable:

•	the designation and aggregate number of units offered;

•	the price at which the units will be offered;

•	if other than Canadian dollars, the currency or currency unit in which the units are denominated;

•	the terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	the number of securities that may be purchased upon exercise of each unit and the price at which and currency or currency unit in which that amount of securities may be purchased upon exercise of each unit;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	any other material terms, conditions and rights (or limitations on such rights) of the units.

The Company reserves the right to set forth in a Prospectus Supplement specific terms of the units that are not within the options and parameters set forth in this Prospectus. In addition, to the extent that any particular terms of the units described in a Prospectus Supplement differ from any of the terms described in this Prospectus, the description of such terms set forth in this Prospectus shall be deemed to have been superseded by the description of such differing terms set forth in such Prospectus Supplement with respect to such units.

DENOMINATIONS, REGISTRATION AND TRANSFER

The securities will be issued in fully registered form without coupons attached in either global or definitive form and in denominations and integral multiples as set out in the applicable Prospectus Supplement (unless otherwise provided with respect to a particular series of debt securities pursuant to the provisions of the applicable indenture, as supplemented by a supplemental indenture). Other than in the case of book-entry only securities, securities may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed) in the city specified for such purpose at the office of the registrar or transfer agent designated by the Company for such purpose with respect to any issue of securities referred to in the Prospectus Supplement. No service charge will be made for any transfer, conversion or exchange of the securities, but we may require payment of a sum to cover any transfer tax or other governmental charge payable in connection therewith. Such transfer, conversion or exchange will be effected upon such registrar or transfer agent being satisfied with the documents of title and the identity of the person making the request. If a Prospectus Supplement refers to any registrar or transfer agent designated by the Company with respect to any issue of securities, we may at any time rescind the designation of any such registrar or transfer agent and appoint another in its place or approve any change in the location through which such registrar or transfer agent acts.

In the case of book-entry only securities, a global certificate or certificates representing the securities will be held by a designated depository for its participants. The securities must be purchased or transferred through such participants, which includes securities brokers and dealers, banks and trust companies. The depository will establish and maintain book-entry accounts for its participants acting on behalf of holders of the securities. The interests of such holders of securities will be represented by entries in the records maintained by the participants. Holders of securities issued in book-entry only form will not be entitled to receive a certificate or other instrument evidencing their ownership thereof, except in limited circumstances. Each holder will receive a customer confirmation of purchase from the participants from which the securities are purchased in accordance with the practices and procedures of that participant.

PLAN OF DISTRIBUTION

Perpetua Resources may sell the securities to or through underwriters or dealers, and also may sell securities to one or more other purchasers directly or through agents. Each Prospectus Supplement will set forth the terms of the offering, including the name or names of any underwriters or agents, the purchase price or prices of the securities and the proceeds to the Company from the sale of the securities. Only those underwriters, dealers or agents named in a Prospectus Supplement will be the underwriters, dealers or agents in connection with the securities offered thereby.

The securities may be sold, from time to time, in one or more transactions at a fixed price or prices which may be changed or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices, including sales in transactions deemed to be "at the market distributions" as defined in Canadian National Instrument 44-102 – Shelf Distributions, including sales made directly on the TSX, Nasdaq or other existing markets for the securities. Additionally, this Prospectus and any Prospectus Supplement may also cover the initial resale of the securities purchased pursuant thereto. The prices at which the securities may be offered may vary as between purchasers and during the period of distribution. If, in connection with the offering of securities at a fixed price or prices, the underwriters have made a bona fide effort to sell all of the securities at the initial offering price fixed in the applicable Prospectus Supplement, the public offering price may be decreased and thereafter further changed, from time to time, to an amount not greater than the initial public offering price fixed in such Prospectus Supplement, in which case the compensation realized by the underwriters will be decreased by the amount that the aggregate price paid by purchasers for the securities is less than the gross proceeds paid by the underwriters to the Company.

In connection with any offering of securities, other than an "at-the-market distribution", the underwriters may over-allot or effect transactions which stabilize or maintain the market price of the securities offered at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

Unless otherwise specified in a Prospectus Supplement, there is no market through which the Company's warrants or subscription receipts may be sold and you may not be able to resell any such securities purchased under this Prospectus or any Prospectus Supplement. Unless otherwise specified in the applicable Prospectus Supplement, the securities (excluding any common shares) will not be listed on any securities exchange. This may affect the pricing of such securities on the secondary market, the transparency and availability of trading prices, the liquidity of the securities, and the extent of issuer regulation. See "Risk Factors".

In connection with the sale of securities, underwriters, dealers and agents may receive compensation from the Company or from purchasers of the securities from whom they may act as agents in the form of discounts, concessions or commissions. Any such commissions will be paid out of the Company's general funds. Underwriters, dealers and agents that participate in the distribution of securities may be deemed to be underwriters and any discounts or commissions received by them from the Company and any profit on the resale of securities by them may be deemed to be underwriting discounts and commissions under applicable securities legislation.

Underwriters, dealers and agents who participate in the distribution of the securities may be entitled under agreements to be entered into with the Company to indemnification by the Company against certain liabilities, including liabilities under the United States Securities Act of 1933, as amended, and Canadian securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. Those underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, the Company in the ordinary course of business.

CERTAIN INCOME TAX CONSIDERATIONS

Owning any of the Company's securities may subject you to tax consequences both in the United States and Canada.

Although the applicable Prospectus Supplement may describe certain Canadian and United States federal income tax consequences of the acquisition, ownership and disposition of any securities offered under this Prospectus by an initial investor, the Prospectus Supplement may not describe these tax consequences fully. You should consult your own tax advisor with respect to your particular circumstances.

AUDITORS, TRANSFER AGENT AND REGISTRAR

The Company’s auditors are Deloitte LLP located in Vancouver, British Columbia. Deloitte LLP is independent with respect to the Company within the meaning of the Rules of Professional Conduct of the Chartered Professional Accountants of British Columbia, and within the meaning of the United States Securities Act of 1933, as amended, and the applicable rules and regulations thereunder adopted by the SEC and the Public Company Accounting Oversight Board (United States) (PCAOB).

The registrar and transfer agent for the Company's common shares is Computershare Investor Services Inc. at its principal offices in Vancouver, British Columbia and Toronto, Ontario.

EXPERTS

Names of Experts

Richard Zimmerman, Art Ibrado, Grenvil Dunn, Garth Kirkham, Christopher Martin, Peter Kowalewski, Christopher (Chris) Roos and Scott Rosenthal are the named persons responsible for the preparation of the Stibnite Gold Feasibility Study, and at the date of that report were "qualified persons", and all were independent, as defined in NI 43-101.

Christopher Dail, C.P.G. is responsible for certain information of a scientific or technical nature in this Prospectus relating to the Company's Stibnite Gold Project.

Interests of Experts

Based on information provided by the experts named above, none of the experts above, when or after they prepared the statement, report or valuation, has received any registered or beneficial interests, direct or indirect, in any securities or other property of the Company or of one of the Company's associates or affiliates (based on information provided to the Company by the experts) or is or is expected to be elected, appointed or employed as a director, officer or employee of the Company or of any associate or affiliate of the Company.

Christopher Dail, C.P.G. is the Exploration Manager of the Company. Mr. Dail has been granted stock options of the Company in the course of his employment but these interests held by Mr. Dail in the Company has at all times represented less than 1% of the issued and outstanding common shares of the Company.

enforcement of judgments against foreign persons OR COMPANIES

The following persons reside outside of Canada or, in the case of companies, are incorporated, continued or otherwise organized under the laws of a foreign jurisdiction and each has appointed an agent listed below, if applicable, for service of process in Canada:

Name of Person	Name and Address of Agent
Laurel Sayer President, CEO & Director	Miller Thomson LLP Suite 400, 725 Granville Street Vancouver, BC V7Y 1G5
Marcelo Kim Director	Miller Thomson LLP Suite 400, 725 Granville Street Vancouver, BC V7Y 1G5
Robert Dean Director	Miller Thomson LLP Suite 400, 725 Granville Street Vancouver, BC V7Y 1G5
David Deisley Director	Miller Thomson LLP Suite 400, 725 Granville Street Vancouver, BC V7Y 1G5
Jeff Malmen Director	Miller Thomson LLP Suite 400, 725 Granville Street Vancouver, BC V7Y 1G5
Chris Papagianis Director	Miller Thomson LLP Suite 400, 725 Granville Street Vancouver, BC V7Y 1G5
Chris Robison Director	Miller Thomson LLP Suite 400, 725 Granville Street Vancouver, BC V7Y 1G5
Alex Sternhell Director	Miller Thomson LLP Suite 400, 725 Granville Street Vancouver, BC V7Y 1G5
Richard Zimmerman, R.G. Registered Professional Geologist, M3 Engineering & Technology Corporation	N/A
Art Ibrado, Ph.D., P.E. Project Manager and Metallurgist, M3 Engineering & Technology Corporation	N/A
Grenvil Dunn, C.Eng. Director, Hydromet WA Pty Ltd.	N/A
Christopher (Chris) Roos, P.E. Consulting Engineer, Value Consulting, Inc.	N/A
Scott Rosenthal, P.E. Consulting Engineer, Value Consulting, Inc.	N/A
Peter Kowalewski, P.E. Principal Engineer, Tierra Group International, Ltd.	N/A

Purchasers are advised that it may not be possible for investors to enforce judgments obtained in Canada against any person or company that is incorporated, continued or otherwise organized under the laws of a foreign jurisdiction, or resides outside of Canada, even if the party has appointed an agent for service of process.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been or will be filed with the SEC as part of the registration statement of which this Prospectus forms a part: (i) the documents referred to under the heading "Documents Incorporated by Reference"; (ii) consents of the Company's auditors and experts,; (iii) any underwriting agreement, warrant agreement, subscription receipt agreement or similar agreement that is required to be filed, and (iv) powers of attorney from the Company's directors and officers.

ADDITIONAL INFORMATION

Perpetua Resources has filed with the SEC a registration statement on Form F-10 relating to the securities. This Prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement, certain items of which are contained in the exhibits to the registration statement as permitted by the rules and regulations of the SEC. See "Documents Filed as Part of the Registration Statement". Statements included or incorporated by reference in this Prospectus about the contents of any contract, agreement or other documents referred to are not necessarily complete, and in each instance you should refer to the exhibits for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference. Each time the Company sells securities under the registration statement, it will provide a Prospectus Supplement that will contain specific information about the terms of that offering. The Prospectus Supplement may also add to, update or change information contained in this Prospectus.

Perpetua Resources is subject to the information requirements of the U.S. Exchange Act and applicable Canadian securities legislation, and in accordance therewith files reports and other information with the SEC and with the securities regulators in Canada. Under a multijurisdictional disclosure system adopted by the United States and Canada, documents and other information that we file with the SEC may be prepared in accordance with the disclosure requirements of Canada, which are different from those of the United States. As a foreign private issuer within the meaning of rules made under the U.S. Exchange Act, Perpetua Resources is exempt from the rules under the U.S. Exchange Act prescribing the furnishing and content of proxy statements, and the Company's officers, directors and principal shareholders are exempt from the reporting and short swing profit recovery provisions contained in Section 16 of the U.S. Exchange Act. In addition, Perpetua Resources is not required to publish financial statements as promptly as U.S. companies.

You may read and download some of the documents we have filed with the SEC's Electronic Data Gathering and Retrieval system at www.sec.gov. You may read and download any public document that we have filed with the Canadian securities regulatory authorities at www.sedar.com.

ENFORCEABILITY OF CIVIL LIABILITIES

The Company is a corporation existing under the Business Corporations Act (British Columbia). Some of the experts named in this Prospectus, are residents of Canada or otherwise reside outside the United States, and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for United States investors to effect service of process within the United States upon the Company or experts who are not residents of the United States or to enforce judgments of courts of the United States predicated upon the Company's civil liability and the civil liability of its experts under the United States federal securities laws.

The Company filed with the SEC, concurrently with its registration statement on Form F-10 of which this Prospectus is a part, an appointment of agent for service of process on Form F-X. Under the Form F-X, the Company has appointed Puglisi & Associates as its agent for service of process in the United States in connection suit or proceeding brought against or involving the Company in a United States court arising out of or related to or concerning the offering of the securities under this Prospectus and any Prospectus Supplement.

PURCHASERS' CONTRACTUAL RIGHTS OF WITHDRAWAL AND RESCISSION

Original purchasers of warrants (if offered separately) and subscription receipts will have a contractual right of rescission against the Company in respect of the conversion, exchange or exercise of such warrant and subscription receipt, as the case may be. The contractual right of rescission will entitle such original purchasers to receive, in addition to the amount paid on original purchase of the warrant or subscription receipt, as the case may be, the amount paid upon conversion, exchange or exercise upon surrender of the underlying securities gained thereby, in the event that this Prospectus (as supplemented or amended) contains a misrepresentation, provided that: (i) the conversion, exchange or exercise takes place within 180 days of the date of the purchase of the convertible, exchangeable or exercisable security under this Prospectus; and (ii) the right of rescission is exercised within 180 days of the date of purchase of the convertible, exchangeable or exercisable security under this Prospectus. This contractual right of rescission will be consistent with the statutory right of rescission described under section 131 of the Securities Act (British Columbia), and is in addition to any other right or remedy available to original purchasers under section 131 of the Securities Act (British Columbia) or otherwise at law.

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO

OFFEREES OR PURCHASERS

Indemnification of Directors and Officers.

Perpetua Resources Corp. (“we”, “us” or “our company”) is subject to the provisions of Part 5, Division 5 of the Business Corporations Act (British Columbia) (the “Act”).

Under Section 160 of the Act, we may, subject to Section 163 of the Act:

(1)	indemnify an individual who:

•	is or was a director or officer of our company;

•	is or was a director or officer of another corporation (i) at a time when such corporation is or was an affiliate of our company; or (ii) at our request, or

•	at our request, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity,

and including, subject to certain limited exceptions, the heirs and personal or other legal representatives of that individual (collectively, an “eligible party”), against all eligible penalties to which the eligible party is or may be liable; and

(2)	after final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding, where:

“eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, and eligible proceeding.

“eligible proceeding” means a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, our company or an associated corporation (a) is or may be joined as a party, or (b) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding.

“proceeding” includes any legal proceeding or investigative action, whether current, threatened , pending or completed.

“expenses” includes costs, charges and expenses, including legal and other fees, but does not include judgments, penalties, fines or amounts paid in settlement of a proceeding.

Under Section 161 of the Act, and subject to Section 163 of the Act, we must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding if the eligible party (a) has not been reimbursed for those expenses, and (b) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.

Under Section 162 of the Act, and subject to Section 163 of the Act, we may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of the proceeding, provided that we must not make such payments unless we first receive from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited under Section 163 of the Act, the eligible party will repay the amounts advanced.

Under Section 163 of the Act, we must not indemnify an eligible party against eligible penalties to which the eligible party is or may be liable under Section 160(a) of the Act, or pay the expenses of an eligible party in respect of that proceeding under Sections 160(b), 161 or 162 of the Act, as the case may be, if any of the following circumstances apply:

•                     if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, we were prohibited from giving the indemnity or paying the expenses by our memorandum or articles;

•                     if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, we are prohibited from giving the indemnity or paying the expenses by our memorandum or articles;

•                     if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of our company or the associated corporation, as the case may be; or

•                      in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

If an eligible proceeding is brought against an eligible party by or on behalf of our company or by or on behalf of an associated corporation, we must not either indemnify the eligible party against eligible penalties to which the eligible party is or may be liable under Section 160(a) of the Act, or pay the expenses of the eligible party under Sections 160(b), 161 or 162 of the Act, as the case may be, in respect of the proceeding.

Under Section 164 of the Act, and despite any other provision of Part 5, Division 5 of the Act and whether or not payment of expenses or indemnification has been sought, authorized or declined under Part 5, Division 5 of the Act, on application of our company or an eligible party, the Supreme Court of British Columbia may do one or more of the following:

•                      order us to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

•                      order us to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

•                      order the enforcement of, or payment under, an agreement of indemnification entered into by us;

•                      order us to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under Section 164 of the Act; or

•                      make any other order the court considers appropriate.

Section 165 of the Act provides that we may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, our company or an associated corporation.

Under our articles, and subject to the Act, we must indemnify a director, former director or alternate director and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and we must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each director and alternate director is deemed to have contracted with our company on the terms of the indemnity contained in our articles.

Under our articles, and subject to the Act, we may agree to indemnify and may indemnify any person (including an eligible party). We have entered into indemnity agreements with certain of our directors and officers.

Pursuant to our articles, the failure of an eligible party to comply with the Act or our articles does not, of itself, invalidate any indemnity to which he or she is entitled under our articles.

Under our articles, we may purchase and maintain insurance for the benefit of a person (or his or her heirs or legal personal representatives) who:

•	is or was a director, alternate director, officer, employee or agent of our company;

•	is or was a director, alternate director, officer, employee or agent of another corporation (i) at a time when such corporation is or was an affiliate of our company; or (ii) at our request, or

•	at our request, is or was, or holds or held a position equivalent to that of, a director, alternate director or officer of a partnership, trust, joint venture or other unincorporated entity,

against any liability incurred by him or her as a director, alternate director, officer, employee or agent or person who holds or held such equivalent position.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

EXHIBITS

Exhibit	Description

4.1	Annual Information Form of the Registrant for the fiscal year ended December 31, 2020 (incorporated by reference to Exhibit 99.1 to the Annual Report on Form 40-F of the Registrant, filed on March 16, 2021 (File No. 1-39918)).

4.2	Audited Consolidated Financial Statements of the Registrant for the years ended December 31, 2020 and 2019, the notes thereto and the independent auditors' report thereon (incorporated by reference to Exhibit 99.2 to the Annual Report on Form 40-F of the Registrant, filed on March 16, 2021 (File No. 1-39918)).

4.3	Management’s Discussion and Analysis for the fiscal year ended December 31, 2020 (incorporated by reference to Exhibit 99.3 to the Annual Report on Form 40-F of the Registrant, filed on March 16, 2021 (File No. 1-39918)).

4.4	Management Information Circular of the Registrant prepared in connection with the Company's annual general meeting of shareholders to be held on April 16, 2020 (incorporated by reference to Exhibit 99.1 to the Report on Form 6-K of the Registrant, furnished on March 10, 2021 (File No. 1-39918)).

4.5	Material Change Report, dated January 19, 2021 (incorporated by reference to Exhibit 99.1 to the Report on Form 6-K of the Registrant, furnished on March 16, 2021 (File No. 1-39918)).

4.6	Material Change Report, dated February 19, 2021 (incorporated by reference to 99.1 to the Report on Form 6-K of the Registrant, furnished on February 23, 2021 (File No. 1-39918)).

5.1	Consent of Deloitte LLP

5.2*	Consent of Christopher Dail

5.3*	Consent of Richard K. Zimmerman

5.4*	Consent of Art Ibrado

5.5*	Consent of Grenvil M. Dunn

5.6*	Consent of Garth D. Kirkham

5.7*	Consent of Christopher J. Martin

5.8*	Consent of Peter E. Kowalewski

5.9*	Consent of Chris J. Roos

5.10*	Consent of Scott Rosenthal

6.1*	Powers of Attorney

*Previously filed

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1. Undertaking.

Perpetua Resources Corp. undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Securities and Exchange Commission (the “Commission”) staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

Item 2. Consent to Service of Process.

Perpetua Resources Corp. has previously filed with the Commission a written Appointment of Agent for Service of Process and Undertaking on Form F-X.

Any change to the name or address of the agent for service of Perpetua Resources Corp. shall be communicated promptly to the Commission by an amendment to Form F-X referencing the file number of this Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Perpetua Resources Corp. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Boise, Idaho on April 1, 2021.

PERPETUA RESOURCES CORP.

By:	/s/ Laurel Sayer
Name: Laurel Sayer
Title: President & Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on April 1, 2021.

Signature	Title

/s/ Laurel Sayer Laurel Sayer	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Chris Foster Chris Foster	Chief Financial Officer (Principal Accounting Officer)

/s/ Jessica Largent Jessica Largent	Vice President Finance and Investor Relations (Principal Financial Officer)

* Marcelo Kim	Director (Chairman of the Board of Directors)

	Signature	Title

	* Bob Dean	Director

	* David Deisley	Director

	* Jeff Malmen	Director

	* Chris Papagianis	Director

	* Chris Robison	Director

	* Alex Sternhell	Director

*By:	/s/ Laurel Sayer
Laurel Sayer
Attorney-in-fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement, solely in its capacity as the duly authorized representative of Perpetua Resources Corp. in the United States, on April 1, 2021.

PERPETUA RESOURCES IDAHO, INC.

By:	/s/ Laurel Sayer
Name: Laurel Sayer
Title: President & Chief Executive Officer